Exhibit 23.2



                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 1996 Stock Option Plan of SmartServ Online, Inc. and Non-Qualified Stock Option Agreements between SmartServ Online, Inc. and its employees and non-employee directors of our report dated August 15, 2000, except for footnote 13 as to which the date is September 28, 2000, with respect to the financial statements of SmartServ Online, Inc. included in its Annual Report (Form 10-KSB) for the year ended June 30, 2000 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Stamford, Connecticut
October 5, 2000